Exhibit 99.1

April28,2017 To the shareholders of The Howard Hueftes Comoration from the ChiefExecuth'e Officer· - David R. Wein reb In the six years since the emergence of The Howard Hughee Corporetion as a publicly traded company, we have been singularly focuaed on building our business and unlocking the value Inherent within our portfolio of diverse raal estate assets. We are in the early stages of our journey reinventing the Howard Hughes legacy. As the company evolves into a revenue generating portfolio of assets with a management team that has expertise across our businesses,we are "stillreaching for the sun"' - with a goalto create one of the great companies of our time. We have made meaningfulatrtdea transforming raw land and underutilized real estate into vibrant destinations that generate substantialrecurring cash flow while assembling one of the strongest real estata platforms with expertise across planning,development,OJ)41rations,capitalmarkets,marketing,digita and sponsorship. We have a large,&e<>llraphlcally diverae portfolio with a book value of approxima ly $6.4 billion •of December 31,2016. This diversity enablesus to allocate our capotaland exJ)41rtlse for optimalratums throughout the realestate cycle while mitigating our exposure to any one localeconomy or busineiS aegment. While we are doveraofied acroaa product type, we we concentrated in fove marhta: the Seaport Dlatrtct In New Vorl< City; Columbia, Maryland;our Houston master planned communities ("MPC8");our Summerlin MPC In Las Vegas;and Ward Villageln Honolulu. Our unique busineaa model Ia beat understood by focusing on our three business aegmenta:MPCa,Stratei!Jc Developmenta,and Operating Assets.The combination of theae three aegmenta provides us with important competitive advantagu. We are the largest realestate owner in our MPCs,controlling supply and price across product types,where we build small cities that are their own ecosystems and high-barrier sub-markets.

Howard Hughes®

2016 Annual Review

01 - CEO Letter to Shareholders

68 - HHC by The Numbers

71 - Together We Make Extraordinary

FORWARD-LOOKING STATEMENTS:

Statements made in this letter that are not historical facts, including statements accompanied by words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "project," "realize," "should," "transform," "would," and other statements of similar expression and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's expectations, estimates, assumptions and projections as of the date of this letter and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. In this letter, forward-looking statements include, but are not limited to, expectations about the performance of our Master Planned Communities segment and other current income producing properties and future liquidity, development opportunities, development spending and management plans. We caution you not to place undue reliance on the forward-looking statements contained in this letter and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this letter except as required by law.

NON-GAAP FINANCIAL MEASURES

The Company believes that net operating income, or NOI, a non-GAAP financial measure, is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenues) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI excludes straight line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and Equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

For a reconciliation of NOI to the most directly comparable GAAP measure see the Supplemental Information at the end of this letter. No reconciliation of projected NOI is included in this letter because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusion of misleading to investors.

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HHC Annual Review 2016

Our control gives us the unique ability to capture demand ahead of the curve and accelerate development by focusing on a given product mix based on market needs. Our development expertise and ownership of a broad array of real estate product types gives us a competitive advantage compared to other specialized real estate owners. Our cash flow characteristics also give us a competitive advantage compared to other pure development companies. We are able to use the cash flow from our MPC land sales and a growing operating portfolio to self-fund the equity requirements of our substantial development pipeline, which exceeds 50 million square feet of entitlements.

One can think of our business as an ecosystem. By controlling large swaths of land in superb markets, we have the ability to deliver value not only by product or by asset, but directly to the consumer. As the master developer of each of our communities, we control the land and development rights; no new building can be built without our approval. This allows us to limit supply and carefully control the experience of each person living or working in our communities. Restricting supply gives us pricing power, protects against recessionary environments, and allows us to benefit greatly in growing markets.

The combination of our three complementary business segments creates a virtuous cycle:

- We sell land to residential homebuilders in our MPC segment and the new homes attract residents to our cities looking for places to work and shop. The cash flow harvested from the sale of land to homebuilders funds the construction of our strategic developments.
- New homeowners generate demand for commercial developments including retail, office, and hospitality offerings, which we build only when the timing is right, mitigating development risk.
- Once our strategic developments are completed and stabilized, they transition to our Operating Asset segment and increase our recurring Net Operating Income ("NOI"), providing additional funding for the equity requirements of our Strategic Development segment.
- New office, retail and other commercial amenities make our MPC residential land more appealing to buyers and increase the velocity of land sales at prices that exceed the broader market.
- Increased demand for residential land generates more cash flow from our MPC segments, and the virtuous cycle continues.

TOGETHER, WE BELIEVE THESE FACTORS WILL CONTINUE TO PROVIDE HHC WITH SOME OF THE HIGHEST RISK ADJUSTED RETURN OPPORTUNITIES IN THE PUBLIC REAL ESTATE SPACE.

2



Red Rock National Park, Summerlin


Land Sales
Howard Hughes.
Strategic Developments
Operating Assets

AEO & Whole Foods Market Under Construction, Ward Village



Hughes Landing, The Woodlands

WARD VILLAGE Contracted to sellapproximately $341millionIn homes atWard Vlilai!O in 2016. bringing our totalsales to date to $1.4 billion since launchIng pre-soles of our first buildlngsln oarly2014. DISPOSITIONS Closed on a 72-acre Land salato Charlas Schwab Corporation for the development of e regionalcorporate campus at Criete T Ranch In Westlake, Texas,in partnership with Hillwood Development Company,Ud.This transaction paves the way for future mixed-use development on our remaining Land. Delivered our first residential building. Walea,In November2016 with 92% of the 174units contracted for sale as of December31,2016. SoldPark Wast, a non-core open-air shoppingcenter in Peoria,Arizona, for $33 million,unlockingan $18 million tax benefit. Contrnued construction of Anaha, oursecond condominium tower,on schedule forcompletion in the thind quarter of 2017.The buildinghad approxmi ately94% of the 317 units contracted for sale as of December 31,2016. Closed on the sele of a parcelof land at The Elk Grove Collection In January 2017 of approxlmately 38 acres for gross sales proceeds of$36 million.The disposition accelerated the monetization of Land value at tho asaat while allowing us to rotein upside In the remaining64 acres, which we plan to develop.Ln addition, we willrecognize a tax Loss on this saleof$38 million as our tax basis In the asset was substantialLy higher than our sale price. Commenced construction of Aa·o, our third condominium tower et Ward Villoi!O to be constructed above Honolulu'e flagship Whole Foods Market,which is also under construction.Ae"o Is scheduled for completion by the end of 2018.As of December 31,2016,tho buildinghad 266,or 57% ofthe466 units,under contract. The proceeds from these dispositions will allow us to redeploy capital Into acquisitions and strategic developments. Commenced construction of Ke Kilohana,our424·unitcondomlnium tower at Wand ViLiege. Scheduled for delivery In 2019,Ke Kilohana will include 375 workforce housingunits and 49 market rate units with a CVS/ Long's Drugs Located in the base of the building. As of December 31, 2016,the buildinghad 366,or 91% of the 424 units,under contract. OTHER Conwrtad a 20,000 square foot restaurant space into a 35,000 square foot Nondstrom Rack at the Outlet Collection at Rivorwalk.The rata!lor opened for business in October 2016. Acquriad tho Macy's parcelat Landmark Mall In Alexandria,VA for $22 million,which willaccelerate the timellne to begin redeveloping ents highlighted above and In letters do not always translate We currentlytrede wellbelow ourview of netasset value,however,we ascribe to Graham's philosophy that a company's actualbusiness performance will determine its long-term value over short term Investor sentiment. Developing master planned communities Is a marathon, not a sprint. and we are still in the very early stagas of our goalof creating longterm shareholdervalue.We have just begun to achieve our potential;our 50 million square feet of remaining entitlements are mo111 than 12 times our total development activity over the last six years. Incentiv ::: As mentioned In rrry past shareholder letters,upon joining HHC !Invested $15 million In the company,with Grant Herlltz,HHC's President,investing $2 million,both In the form of long term warrants.Throughout rrry career in realestata,lhave invested my own capitalin ventures I support.Thsl commitment to having "skin In the game" is atthe core of our investment philosophy at The Howard Hughes Corporation.This year,I plan on purchasing a new $50 million warrant and Grant has agreed to purchase a new $2 million warrant.These warrants willbe granted only if the shareholders approve their issuance atthe upcoming shareholder meetingand,if the shareholders approve the grant.we will pay a fair market vslue purchase price for these warrants. ce appreciation.To quote Benjamin Graham: II • As a result,we are sharply focused on maximizing our recurring income and the net asset value of our holdings. As a dewIoper of large-scala,mixed-usa properties and master planned communlties,we operete with along-term mlndset and our shareholders have benefitiBd from this approach to managingthe business. Since our emergence as an Independent public company In November2010,HHC's share price has grown at a compounded annualgrowth rate of approximately 20%,outpacingthe growth oftha S&P 500 (13%),the MSCIUS REIT Index (11%),and!Shares Dow Jones U.S.RealEstate ETF(10%). e ut In th_e_long Despite the substantialbusiness progress we have made in the last two years,our shareholder returns over the sameperiod havenot reflsct&d this progress. Given the relatiw complexity of our business model,we recognize there is an opportunity for us to bringincreased clarity and transparency to our assets and valuation potential. In 2017,we have begun and will continue to introduce several initiatives that are outlined below so that ourinwstors can better estimate the intrinsic value of the company: ars our focus has been on d increasing the value of our market value is the ultimate a publicly-traded company. s,our market value has vely small range. Host quarterly conference calls in which we articulate the company's results. As we continue to transform our developments and land holdings into operating assets that generate meaningfulrecurring cash flow, it is now time to pro.dde additionalinsight into those assets. On our earnings calls,we willexplain our outlook for each business segmentand answer inwstor questions. Investing this capitalis a testament to our steadfast confidence In HHC's growth prospects as we willnot benefit from any gain in the warrant unless the stock price trades meaningfully above its current price.At the same time,we willlose our entire Investment In the warrantsif the shareprice remalns flat. ISOit(IliaD.•lUllRTIIIIIIJ'11tlll) Introduce new supplementaldisclosures that will provide metrics for investors to monitor our growth. m T GUARANTEE -----------------------------------_. t Host our first investor day in May 2017. This event will provide our stakeholders with an opportunity to learn more aboutHHC through an in depth review of the company presented by our senior leadership. UCCESS, OUR INTERESTS ARE IGNED WITH SHAREHOLDERS AND YOU CAN BE ASSURED THAT WE Will SUCCEED OR FAIL TOGEIHER. -----------------------------------------------------------,.---------------------- --------_;---------------Work to expand research coverage to improve awareness within theinvastor community. Together,we hope these initiatives willassist existing and potentialshareholders in understand!ngthe

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HHC Annual Review 2016



Hughes Landing under construction 2015, The Woodlands

Tipping the Scale

The substantial achievements highlighted above and in my previous shareholder letters do not always translate into immediate share price appreciation. To quote renowned value investor Benjamin Graham:

In the short run, the market is a voting machine but in the long run, it is a weighing machine.

While over the past six years our focus has been on building our business and increasing the value of our assets, we recognize that market value is the ultimate barometer of success for a publicly-traded company. During the past two years, our market value has fluctuated within a relatively small range.

We currently trade well below our view of net asset value, however, we ascribe to Graham's philosophy that a company's actual business performance will determine its long-term value over short term investor sentiment.

As a result, we are sharply focused on maximizing our recurring income and the net asset value of our holdings. As a developer of large-scale, mixed-use properties and master planned communities, we operate with a long-term mindset and our shareholders have benefitted from this approach to managing the business. Since our emergence as an independent public company in November 2010, HHC's share price has grown at a compounded annual growth rate of approximately 20%, outpacing the growth of the S&P 500 (13%), the MSCI US REIT Index (11%), and iShares Dow Jones U.S. Real Estate ETF (10%).

TOTAL RETURN COMPARISON (INDEX = 100 AT INCEPTION)


500
450
400
350
300
250
200
150
100
50
0
Total Return Index
11/5/2010
11/5/2011
11/5/2012
11/5/2013
11/5/2014
11/5/2015
11/5/2016
HHC
RMZ
IYR
S&P

10

CEO Letter To Shareholders



Summerlin, Las Vegas

Developing master planned communities is a marathon, not a sprint, and we are still in the very early stages of our goal of creating long term shareholder value. We have just begun to achieve our potential; our 50 million square feet of remaining entitlements are more than 12 times our total development activity over the last six years.

Despite the substantial business progress we have made in the last two years, our shareholder returns over the same period have not reflected this progress. Given the relative complexity of our business model, we recognize there is an opportunity for us to bring increased clarity and transparency to our assets and valuation potential. In 2017, we have begun and will continue to introduce several initiatives that are outlined below so that our investors can better estimate the intrinsic value of the company:

- Host quarterly conference calls in which we articulate the company's results. As we continue to transform our developments and land holdings into operating assets that generate meaningful recurring cash flow, it is now time to provide additional insight into those assets. On our earnings calls, we will explain our outlook for each business segment and answer investor questions.
- Introduce new supplemental disclosures that will provide metrics for investors to monitor our growth.
- Host our first investor day in May 2017. This event will provide our stakeholders with an opportunity to learn more about HHC through an in depth review of the company presented by our senior leadership.
- Work to expand research coverage to improve awareness within the investor community.

Together, we hope these initiatives will assist existing and potential shareholders in understanding the Howard Hughes story.

Aligned Incentives

As mentioned in my past shareholder letters, upon joining HHC I invested $15 million in the company, with Grant Herlitz, HHC's President, investing $2 million, both in the form of long term warrants. Throughout my career in real estate, I have invested my own capital in ventures I support. This commitment to having "skin in the game" is at the core of our investment philosophy at The Howard Hughes Corporation. This year, I plan on purchasing a new $50 million warrant and Grant has agreed to purchase a new $2 million warrant. These warrants will be granted only if the shareholders approve their issuance at the upcoming shareholder meeting and, if the shareholders approve the grant, we will pay a fair market value purchase price for these warrants.

Investing this capital is a testament to our steadfast confidence in HHC's growth prospects as we will not benefit from any gain in the warrant unless the stock price trades meaningfully above its current price. At the same time, we will lose our entire investment in the warrants if the share price remains flat.

WHILE WE CANNOT GUARANTEE SUCCESS, OUR INTERESTS ARE ALIGNED WITH SHAREHOLDERS AND YOU CAN BE ASSURED THAT WE WILL SUCCEED OR FAIL TOGETHER.

11

HHC Annual Review 2016

HHC Value Creation - Three Complementary Business Segments

We operate in three complementary business segments: MPC, Strategic Development, and Operating Assets. The combination of these three segments enables us to control supply and use our scale to drive operating efficiencies, become the dominant player in our core markets, and deliver outsized risk-adjusted returns. We think of our communities as customer centric ecosystems. Our customers live in our homes, work in our office buildings, and shop at our retail destinations.

Our ability to control supply protects our downside in recessionary environments while allowing us to benefit during times of growth as we are able to accelerate development and bring product to the market faster than our competitors. The development of Hughes Landing is an excellent case study. Since 2013, at Hughes Landing, we have developed 1.4 million square feet of Class A office, 390 luxury multi-family units, 126,000 square feet of retail and a 205-suite Embassy Suites hotel on 66 lakefront acres that together will generate $45 million of stabilized NOI.

12

CEO Letter To Shareholders


1.
MPC
2.
STRATEGIC DEVELOPMENTS
3.
OPERATING ASSETS

110 North Wacker Drive, Chicago

nsforming Vision Reality Core Markets

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s,160 miles of trsils,14 of commercialrealestate development is either planned or underway In the Las Vegas Valley, including the future NFLstadium that willbe home to the Raiders.We are well positioned to Increase our share of the market as we further distinguish the community with the contlnued development and rowth of Downtown Summerlin.The first phase of our downtown,totaling lA million square feet in 34 buildings,was complated at the end of 2014.1.ast year we broke ground on the prsctioe facility for the Las Vegas NHLteam.Wa have future development entitlements of over 5,000,000squans feet of additionalresidential,office and retail space,not including our plans to develop a stadium in Downtown Summerlin for the l.asVegasAAA baseball team. RESIDENTIAL LAND SALES Summerlin while allowing us to have a price polntthat meets this demand. Our goalis to acoess this market demand in 2017 and 2018 using land that would otherwise not be monetized for many years.This could provide for both the acceleration of nearterm cash flows and Increase the net presentvalue of this MPC. ne golf courses-all more mmunity in the country We have significant additionalcapacity at Summerlin with approximately 3,800 remainingsaleable residentialacres, translatingto approximately 15,700 residentiallots,with a projected sell-out date of 2039. Our Summerlin MPC segment generated $111 million of residentialland sales in 2016.For 2017, we expect our nssidentialland sales business to continueto remain strong and forthefifth year in a rowexoeed the $100 million milestone.Average prioe per acre in 2016 was $537,000,excluding the $40 million sale to Pulte Homes.The Pulte sale was unique as the homebuilder willbe nssponsible for installing power and drainage facilities to the village.Unlike in one of our typical sales,HHC is not obligated to incur anydevelopmentcosts within the boundaries of the pen::el. o be if you want to live in t in the home prices,with an 20% premium over region. Summerlin has tation and benefits from THE SUMMIT with average household 0,000 per year. The Summit is our joint wntuns with Discovery Land Company ("DLC") to develop a 555-acre luxury golf course communitythat will further differentiate Summerlin as the plaoe to liw In the region.The project delivered Its first lots in 2016 and is perform!ngaboveplan.We had contracted to sell 71lots for $226 million as of Deoember 31,2016.Earlylntereat has come pnsdomlnantlyfrom the localmarket,which Is atypicalfor traditionalDLC projects. Development nsmani s on schedule and on budgat. conomy experiencing n,Summerlin continues unity. Visitor traffic is ployment is at 5.0% (A ent from the trough in proximately $18 billion Current sales \Qlume of approximately 7,000 new homes peryear is half of historicalmarket forecasts that projected Las Vegas to reach 14,000 new home sales per year by 2016-2017.Given the nsoent lack of expansion in new home sales,we have remained careful to not sell home builders lots that would put excessive inventory in their hands.As pert of our efforts to increase velocity, we are focused on dewlopinga product that targets a broader poolof potentialhomebuyers.In the greater Las Vegas region,approximately 70% of home sales are below $400,000.In Summerlin,with ourfocuson maintaining its reputation and brand positioningas a luxury communlt)l we haw historically not mat that lower prioed segment of market demand. Most recentl)l we have been focused around developing a lot size,structure,and product type The early success of The Summit Is a testament to Mike Meldman,Discovery's Chalrrnan and CEO,and his impressive team as well as the strong brand reputations of DLC,HHC,and Summerlin that together create the perfect trifecta. The Jointventure distributed $23 million in 2016,and nscorded equity in earnings to us of $44 million.We oxpectThe Summit to grow substantially as lots close and we realfze the fullpotentialof this unlque venture.The sucoess of this project should also incnsase the appeal of ourremalnlng MPC acreage for homebuilders and future home buyers. (ONE Sun•nerlin). t 5096 ownership interest. reaterof(i)trailing 12-monthactuol ,.suits or Qi)sUlbili.ud NOT at ttmeofinmol •>lderwrltlln«rtain .situatWns,currel# sset Type Square Feet/Units % Occupied as of121.l1116 2016 NOI Q4 2016 NOI Annualized Projected Annual Stabli izedNOI AaaiVOmce 1.0Q2.7Z2 lllD'JI s 19.0 S 20B s 32.0 MJ!Hamiy 124 SIS% LOll ,... 11 $ IU s 211.1 s 33.1

RETAIL AND DFFICE MULTI -FAMILY We continued to enha""" the tenant mix at Downtown Summertln In 2016,highlighted by the opening of H&M, Daveand Busters,West Elm,and Maggiano'a.The upgrad.cl and expanded tenant roster has led to an approximately 20% onaease inyear-over-year traffic and ealea of $677 per square foot,excluding pad sites and anchors.In 2016, we welcomed <Her 16 million visitors.Despite theaa gains, we axperie"""d headwinds fromthe Sports Authority and Golfsmithbankruptcies,soft sales froma handful of tenants, and lower leesingvelocitythan we previously anticipated. NOt tor Downtown SummerUn and ONE Summerlin was $19 million in 2016 andIs projectad to grow to $32 million at stabilization,whk:h we now estimate to occur by the end of2018. The slower than anticipated stabilizationisprimarily due to delayed lease-up and rent commencement dates as wellas the need toreplace We completed theConstellation in a joint venture with Calida In the third quarter of 2016.The 124-unit project waa 66"laaa.cl aaof December31,2016 at average rents of $1.49 par square foot. FUTURE DEVELOPMENT Downtown Summerlin has strong momentumthat willallow us to depiQIIour 5.5 mituonsquare teet of entitlements and continue enhancingthe community with our new commercialdevelopments. You can team more about Summerlin at www.Summerlin.com non-performingtenants or defaultingtenants.

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HHC Annual Review 2016


DOWNTOWN SUMMERLIN HAS STRONG MOMENTUM THAT WILL ALLOW US TO DEPLOY OUR 5.5 MILLION SQUARE FEET OF ENTITLEMENTS AND CONTINUE ENHANCING THE COMMUNITY WITH OUR NEW COMMERCIAL DEVELOPMENTS.

Tour De Summerlin, Downtown Summerlin


20%
INCREASE IN YEAR-OVER-YEAR TRAFFIC AT DOWNTOWN SUMMERLIN

Holiday Parade, Downtown Summerlin

26

CEO Letter To Shareholders

RETAIL AND OFFICE

We continued to enhance the tenant mix at Downtown Summerlin in 2016, highlighted by the opening of H&M, Dave and Busters, West Elm, and Maggiano's. The upgraded and expanded tenant roster has led to an approximately 20% increase in year-over-year traffic and sales of $577 per square foot, excluding pad sites and anchors. In 2016, we welcomed over 16 million visitors. Despite these gains, we experienced headwinds from the Sports Authority and Golfsmith bankruptcies, soft sales from a handful of tenants, and lower leasing velocity than we previously anticipated. NOI for Downtown Summerlin and ONE Summerlin was $19 million in 2016 and is projected to grow to $32 million at stabilization, which we now estimate to occur by the end of 2018. The slower than anticipated stabilization is primarily due to delayed lease-up and rent commencement dates as well as the need to replace non-performing tenants or defaulting tenants.

MULTI-FAMILY

We completed the Constellation in a joint venture with Calida in the third quarter of 2016. The 124-unit project was 66% leased as of December 31, 2016 at average rents of $1.49 per square foot.

FUTURE DEVELOPMENT

Downtown Summerlin has strong momentum that will allow us to deploy our 5.5 million square feet of entitlements and continue enhancing the community with our new commercial developments.

You can learn more about Summerlin at www.Summerlin.com



Illustrative Rendering of Proposed AAA Baseball Stadium in Downtown Summerlin

27

HHC Annual Review 2016

CEO Letter To Shareholders

Houston MPC's

The Houston region includes The Woodlands, Bridgeland and The Woodlands Hills communities. Each of these assets is in a different stage of the MPC life cycle.

- **The Woodlands:** With only 1,000 residential lots and approximately 790 acres of commercial land remaining to be developed, the community is one of our most mature MPCs.
- **Bridgeland** has nearly 15,000 residential lots and 1,530 commercial acres remaining for development.
- **The Woodlands Hills:** Forecasted to deliver its first product to homebuilders in the latter half of 2017, the new MPC has a full cycle estimate of 5,000 residential lots to be developed over a 13-year period.

	THE WOODLANDS	BRIDGELAND	THE WOODLANDS HILLS	TOTAL
REMAINING LOTS	1,136	14,827	5,064	21,027
REMAINING COMMERCIAL LOTS	788	1,530	171	2,489
SELLOUT PERIOD	8	19	13	



Town Center, The Woodlands

HHC Annual Review 2016


The Woodlands Hills
The Woodlands
Bridgeland
DOWNTOWN HOUSTON

The Woodlands

Created by visionary oil businessman George Mitchell in 1974 with an original concept design inspired by James Rouse's master plan of Columbia, Maryland, The Woodlands has grown into one of the country's most recognized MPCs over the last 40 years. Today, more than 115,000 residents and several Fortune 500 corporations call The Woodlands home, including Anadarko Petroleum, Chicago Bridge & Iron, and Huntsman Corporation. In addition, several large corporations maintain regional campuses in The Woodlands such as ExxonMobil, Chevron Phillips, Baker Hughes, McKesson, and Aon. As a result of the robust corporate presence, The Woodlands is one of the largest employment hubs in the region with over 60,000 jobs, helping to maintain economic stability with an average household income in excess of $110,000.

30

CEO Letter To Shareholders


Hughes Landing, The Woodlands

Since acquiring Morgan Stanley's remaining 47.5% ownership interest in The Woodlands in 2011 for $117.5 million and their share in the $261 million of total debt on the community, we have sold over 3,000 residential lots for approximately $390 million and 169 acres of commercial land for $141 million. Today, we value the remaining land in The Woodlands at $926 million on an uninflated/undiscounted basis. In addition, we have invested total capital of approximately $890 million to develop or redevelop approximately 1.7 million square feet of office, 224,000 square feet of retail, 704 multi-family units, and 913 hotel rooms all of which generate net operating income of $64 million (annualized as of fourth quarter 2016) and $89 million of expected NOI equating to a stabilized yield of 10% on our total project costs. Today, we value the community at $1.4 billion net of approximately $900 million of debt.

Below is a brief overview of our operating assets at The Woodlands.

OFFICE

Our office portfolio in The Woodlands consists of approximately 2.1 million square feet across 11 properties. Our office properties range in size and location to satisfy a broad range of tenant requirements. Our scale allows us to compete for tenants at every stage of a company's life cycle, from small companies searching for affordable space to Fortune 100 corporations interested in state-of-the-art build to suit office space.

Total NOI from our office portfolio in The Woodlands was $32 million in 2016 which is expected to grow to $53 million once our newest developments in Hughes Landing stabilize. Below is a table outlining our existing operating office assets in The Woodlands along with their 2016 projected annual stabilized NOI.

($ in millions)	Square Feet / Units	% Occupied as of 12/31/16	2016 NOI	Q4 2016 NOI Annualized	Projected Annual Stabilized NOI
Operating Assets - Office					
1725 – 1735 Hughes Landing Blvd	651,924	73.8%	$ 3.0	$ 9.4	$ 14.4
Three Hughes Landing	321,000	10.0%	(0.5)	NA	7.6
3 Waterway	232,021	100.0%	6.7	7.2	6.7
4 Waterway	218,551	100.0%	6.5	6.7	6.5
One Hughes Landing	197,719	100.0%	6.0	6.2	6.0
Two Hughes Landing	197,714	96.3%	5.0	8.2	6.0
3831 Technology Forest	95,078	100.0%	2.0	1.8	2.0
9303 New Trails	97,553	86.7%	1.6	1.5	1.8
1400 Woodloch	95,667	93.5%	1.7	1.7	1.7
2201 Lake Woodlands	24,119	30.5%	(0.1)	-	-
Total	**2,131,346**		**$ 31.9**	**$ 42.7**	**$ 52.7**

(1) Stabilized NOI is shown at greater of (i) trailing 12-month actual results or (ii) stabilized NOI at time of initial underwriting. In certain situations, current annualized NOI could exceed projected stabilized NOI as a result of non-recurring items such as lease termination fees.

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The Waterway, The Woodlands


WE OWN THREE MULTI-FAMILY PROPERTIES IN THE WOODLANDS THAT TOTAL 1,097 UNITS.



One Lakes Edge at Hughes Landing, The Woodlands

CEO Letter To Shareholders

MULTI-FAMILY

We own three multi-family properties in The Woodlands that total 1,097 units. Similar to our office properties, our multi-family portfolio is uniquely positioned to serve a wide range of residents, from millennials moving into their first home after college to empty nesters looking for the best amenities a property has to offer. Our most recent development, One Lakes Edge, is the gold standard for multi-family living in The Woodlands. In 2016, the NOI of our multi-family segment in The Woodlands was $8.3 million. We expect NOI from this segment to grow to $17 million once One Lakes Edge stabilizes and Millennium Six Pines contributes our 100% share for a full year.

($ in millions)	Units	% Occupied As of 12/31/16	2016 NOI	Q4 2016 NOI Annualized	Projected Annual Stabilized NOI
Operating Assets - Multi-Family					
One Lakes Edge (1)	390	69.2%	$ 3.6	$ 4.0	$ 7.5
Millennium Six Pines (2)	314	85.7%	1.5	3.9	4.6
Millennium Waterway	393	83.0%	3.2	3.4	4.5
Total	**1,097**		**$ 8.3**	**$ 11.3**	**$ 16.6**

Notes:
1) NOI includes One Lakes Edge Retail.
2) Prior to our acquisition of our partner's remaining interest in this property in July 2016, we owned an 81.43% interest. The NOI shown here reflects NOI earned subsequent to the acquisition. Prior to the acquisition, our share of the property's NOI was approximately $1 million.
3) Stabilized NOI is shown at greater of (i) trailing 12-month actual results or (ii) stabilized NOI at time of initial underwriting. In certain situations, current annualized NOI could exceed projected stabilized NOI as a result of non-recurring items such as lease termination fees.

RETAIL

We own approximately 308,000 square feet of retail across six properties in The Woodlands. These properties are primarily located in Town Center and Hughes Landing and offer a variety of dining and shopping offerings from restaurants such as Truluck's, Fogo de Chao and Del Frisco's Grille to grocery stores such as Whole Foods Market. Our retail portfolio is 94% leased with an average remaining term of eight years. In 2016, total NOI from our retail portfolio in The Woodlands was $8 million.

Below is a table outlining our existing operating retail assets in The Woodlands along with their 2016 projected annual stabilized NOI.

($ in millions)	Square Feet	% Occupied As of 12/31/16	2016 NOI	Q4 2016 Annualized NOI	Projected Annual Stabilized NOI
Operating Assets - Retail					
Hughes Landing Retail	126,131	97.4%	$ 3.4	$ 4.2	$ 3.5
One Lakes Edge Retail¹	23,280	99.2%	-	-	-
Creekside Village Green	74,669	84.5%	1.5	1.5	1.9
20/25 Waterway	50,062	97.5%	1.8	1.9	1.8
Waterway Garage Retail	21,513	99.8%	0.6	0.7	0.8
1701 Lake Robbins	12,376	64.1%	0.4	0.4	0.4
Total	**308,031**		**$ 7.7**	**$ 8.7**	**$ 8.4**

Notes:
1) NOI included in One Lakes Edge multi-family NOI.
2) Stabilized NOI is shown at greater of (i) trailing 12-month actual results or (ii) stabilized NOI at time of initial underwriting. In certain situations, current annualized NOI could exceed projected stabilized NOI as a result of non-recurring items such as lease termination fees.

In addition to the above, we have a pipeline of entitlements that could total more than 7,000,000 square feet.

You can learn more about The Woodlands at www.TheWoodlands.com

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HHC Annual Review 2016

Bridgeland

Bridgeland was acquired in 2003. Located northwest of Houston between Highway 290 and Interstate 10, the MPC originally encompassed over 10,000 acres before an additional 1,234 acres were purchased in 2007. The master plan details more than 3,000 acres of open space and 900 acres of lakes, helping to differentiate the community and providing appeal to buyers. Since construction began in 2004, our predecessors invested over $300 million into this asset.

Bridgeland's first homes were sold in 2006. Over the long term, Bridgeland expects to comprise 20,000 homes and 65,000 residents. Today, approximately 2,800 homes have been sold and 8,300 residents live in the community. Unemployment in the local trade area is 5.2% and the median household income is approximately $100,000. As other MPCs exhaust their supply of residential lots, Bridgeland stands to benefit from the continued northern growth in the greater Houston area as future home owners are attracted to the master plan environment.

2016 was a robust year for Bridgeland with home sales 67% higher than in 2015. This performance highlights the demand that exists for homes priced below $400,000. In order to meet the market demand for this product, we have altered the mix of lots that we develop. We sold 296 lots in 2016 with revenue totaling $21 million.

As Houston grows northwest, Bridgeland will be the beneficiary of that growth. We expect Bridgeland to eventually achieve average lot sales in excess of 800 lots per year. Accelerating our lot sales will pave the way for commercial development and meaningful growth in recurring income.

You can learn more about Bridgeland at www.Bridgeland.com

36

CEO Letter To Shareholders


67% GROWTH
IN YEAR OVER YEAR SALES
Bridgeland, Houston

HHC Annual Review 2016

Columbia

Developed by Jim Rouse, the father of the MPC business, Columbia was among the first MPCs in the country. Its strategic position between Baltimore, MD, and Washington, D.C. enabled it to thrive. Today, it is home to more than 112,000 residents.

While The Rouse Company sold all of the community's single-family residential inventory many years ago, the central core was reserved for the last stages of development so that it could become an urban-oriented business and cultural hub known today as Downtown Columbia. This strategy is consistent with The Woodlands, which created enormous value by reserving strategically located "town center" land for commercial development later in the life cycle of the MPC.

Downtown Columbia is located in Howard County, which has a population of approximately 287,000 residents and one of the nation's most educated workforces. It is at the center of the growing cyber security industry because of its proximity to Fort George Meade, U.S. Cyber Command, and the National Security Agency.

The county is also home to major research institutions such as Johns Hopkins and companies like W.R. Grace, Accuvant Federal Solutions, Tenable, and The Coastal Companies. As of December 2016, the Howard County unemployment rate was 2.7%. Household incomes are high in Howard County with median household income at over $110,000. Owing to its many amenities and strong schools, Columbia was ranked the top small city to live in by Money Magazine in 2016.

Our focus over the past six years has been on the commercial development plan for Downtown Columbia, which provides us with the ability to develop approximately 13 million square feet comprised of 5,500 residential units, 4.3 million square feet of office, 1.3 million square feet of retail, and 640 hotel rooms. Below are some updates of our progress over the last 12 months.

On November 9, 2016, The Howard County Council passed legislation approving up to $90 million in tax increment financing bonds to fund critical public infrastructure improvements in the Merriweather District within Downtown Columbia, including significant roadwork and a 2,500-space parking structure. A TIF is a vehicle commonly used by jurisdictions around the country to fund development of public spaces or infrastructure. TIFs use future incremental tax revenue resulting from the development to finance the infrastructure needed to accelerate the larger project.

38

DOWNTOWN COLUMBIA MASTER PLAN BY THE NUMBERS

5,500
RESIDENTIAL UNITS

4.3M
SQ FT OF OFFICE

1.3M
SQ FT OF RETAIL

CEO Letter To Shareholders


OWING TO ITS MANY AMENITIES AND STRONG SCHOOLS, COLUMBIA WAS RANKED THE TOP SMALL CITY TO LIVE IN BY MONEY MAGAZINE IN 2016.

Merriweather Post Pavilion, Downtown Columbia


The Mall in Columbia
Area One
Area Four
Merriweather Post Pavilion
Area Two
Area Three
Park

Seanort District When we obtained controlof the South Street Seaport in 2010, we quickly recognized the opportunity to transform the storied site into a premier destination for New Yorkers and an anchor for the thrivingLower Manhattan community while embracing the waterfront and historic culturalfabric of the locale. Today,that vision Is wellon its way to becoming a reality.

SEAPORT DISTRICT SITE PLAN

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have a significant component of percentage rent or to give HHC a partnershpi intereat in the business.As a resuIt,our ability to realize returns at the higher end of our expectations will be driven by the ultimate sales productivlty par foot that our food and beverage and retailofferings achieve.We could have accepted a more traditionalbusiness model with a focus on base rents, however,lbelieve we can create greater risk adjusted returns and a substantially more valuabl e property by creatinga destination with distinct experiences and by participatingin tenant success in a meaningfulway. Given the Seaport s many possibilities and the current state of devel opment,It Is currently more complicated to value than our other core assets.Ourvision is to create a destination and property that we would want to own for a lifetime on a site that is irreplaceable in location, architecture,and Iconic nature in the heart of one of the fastest growing neighborhoods in the wor d's mostvibrantcity. We are updatni g our total construction costs for the Seaport District,now inclusive of the Tin Building,to a gross cost of $785 milloi n,or $731 million net of our Su perstorrn Sendy insurance proceeds of $54 million. WE ARE TARGETING A STABILIZED ANNUAL RETURN BETWEEN 6% AND 8% OF OUR ; = ; NOEFT$7C3O1STMEILSLTIIOMNA.TE You canlearn more about the SeaportDistrict at www.southstreetseaport.com _..-.....,"-_.._

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As of December 31,2016, we had contracted to sell approximately $1.4 billion of residentialproduct on towers completed or under construction and have approximately $541million of product remaining for sale.We are on schedule to deliver one tower per year through 2019 and have executed leases to anchor the base of the towers with laadni goperators includingNobu,Merrimans,CI/S, and Whola Foods Market.Similar to the MPC segment, the scala of this development thwarts competition in the marketplace and gives us a competitive advantage wlth securinglabor, financing, marketingand community engagement. date have committed more than $2 million to localcauses. We have also taken a leadership role In bringlng art and culture into the neighborhood,as evidanced by our role as founding sponsor ofthe 2017 Honolulu BiennialThe hub of thisIneuguralbiannielis located at Ward Village, featuring works from 33localand Internationally renowned artists,many beingexhibited for the first time in Hawaii from March 8 to May 8.Our long-term commltmentto the city goes bayond our business interests. Our local executiws are members of the community and dedicated to strengthen!ngHonolulu for future generations.Their afforta have touched organ.izations as wide-ranging as the YMCA of Honolulu,Make A Wish Hawaii,The Bishop Museum and HomaAid Hawaii (founded by The Ward Village Foundation to halp serve Honolulu's homeless population). We have mede Important contributions to the community beyond our development activities.We created tha Ward Village Foundation to give back to the community and to market continue to show strength.Last year was marked by steedy year-over-year median price increases and limited supply of new home deliveries.Economists forecast median condominium prices to increase by approximately 5.5%2 over each of the comingthree years. latinum certified development in is at the forefront of sustainable and willcontain public amenities evelopment in Hawaiioffers. nclude a planned centralplaza in it)lnew tree-lined sidewalks,and We had a strong2016 atWard Village,contracting to sell $341million duringa year in which our only new product to hit the market was Ke Kilohana,our primarily workforce housing tower. We contracted to sella totalof $872 million in 2014and 2015. an over 100-acre public beach walo Harbor,which we control ear ground lease with the Hawaii tAuthorit}t To date,we have sold ince we began sales in early2014. Because we offer product at a wide range of price points to meet demand,we have the opportunity to absorb the majority of new customers in this market.That said, absorption has slowed for condominium units priced over$2 million due to the increased supply of luxury product brought to market over the past severalyears. This willlikely impact the design of future towers over nd location between the U.S. to attract a growing number of welcomed approximately8.8 e its prerecession peak in 2006. ployment market is robust.As nolulu unemployment rate was igh barriers to entry and limited

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a InJune mber 2016 mately$414 e tower Nobu that Q.5 million March 31, 94%,of a In scheduled quarter proximately nd.This square ected to nualNOI 8.Asof ld 301,or lrst phase d the tower sings In the lcost of on,excludnl g Excluding the value of our land, we anticipate achieving a 30% gross margin on our market rate condo developments for the overall master plan with front row sites obtaining higher margins and second or third row sites obtaining lower margins. The market·rate housing projects allow us to subsidize the development of workforce housing,which is axclusively for localresidents.To date,we have averaged sales per foot of approximately $1,400 on our market-rate buildings over a wide range of product.We have approximately five million square feet of market rete residentialdevelopment entitlements remaining.The completed master plan will include more than one million square feet of retailfor which we axpect to achieve net rents between $50 and $75 per foot.It is worth noting that Ward is located 5 7 minutes walkingdistancefromAla Moans Mall,one of the most productive shopping destinations in the country with sales of approximately$1,400 per foot,and as such we axpact the retail of the dewlopmentto grow into a valuable source of recurringincome. KEWALO HARBOR The Kewalo Basin Harbor sits along Ward Village's frontage and forms the foreground of ocean views for thousands of condominiums planned orIn construction.The Harbor, which leases slips for charter,commercialfishing. and recreationalvessels,Is a valuable amenity to the greeter community that is unmatched on the island.In 2016 following an extensive RFP process,the Hawaii Community Development Authority (HCDA) granted us the rights to refurbsl h end reinvigorate two parcels of land that skirt the harbor as wellas manage the harbor. This willallow us to create an integrated environment around Ward VlIlage that manl tains the integrity and rich history of the area. er will haw ail,anchored s Market, erate on f March 31, 2%,of ilohena In heduled a total 19 million, The site is approximately 65 acres and is comprised of 144boat slips.We plan to spend approxml ately $23 million in order to replace existingpiers,improve security features,upgrade access to utilities,end add 36 boat slips for a totalof 180 slips after redevelopment.ln·water construction is expected to commence In late-2017 with axpacted completion In late 2019.In addition to being an amenity for the broader communit}l thanks to its depth and large slips,Kewalo Is regularly home to large superyachts makingtheir way across the Pacific. unlt project nits,priced w for the ately 1,500 wer will et of retail gs and is million In tion in 7,we had its. FUTURE DEVELOPMENT As I mentioned last year,we continue to think about how we can dewlop innovative product that willmeet the needs of the market and enable us to accelerate sales.To that end, we are focused on bringing our next residential tower to market this summer,which will consist of smaller, more efficientunits with lower nominalpricepoints.

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Track Record of ial Flexibility Value Creation ave often failed as a result of limited capitalIn ons.We work hard every day to mitigate liquidity risk After emerging as an Independent public company six }'ears ago,we haw delivered substantialreturns for our investors while diligently workingto mni imlze risks.We haw complated the dewlopment of over 3.9 million square feet of commercialoperating properties sinoe 2011,1nvestlng approxlmately$1.6 billion of totalcapital,which Is projected to generate a 9.2% yield oncost,or $144 mi!llon of NOI.BeC?use of our low st basis in the land relative to the market value,we only 1nvestad approx1mately $364 m1ll1on of cash equity Inthese projecta,generatlng a 21.9% return on equity assuminga 5.5% cost of debt.These investments and returns are based on the book value of our land end exclusive of condom!nlum dewlopment as wellas projects under construction such as the SeaportDistrict. lance sheet. ted on an opportunistic refinancingof our existing xisting notes carried a coupon of 6.876% and became of 2016. In refinancingthis obligation,our goalwas to at would refinancethe issue on a positivenet present fulduration to our maturity schedule,and maln a!n or dity profile.When weclosed on our new $800 m1lUon ,which was a 150 basis point improvementto our plished allof those goals. While the value creation over the past six years has been significant,we have only begun to achieve our potential. We own one of the preemfnent development pipelines with over 60 million square feet of verticalentitlements remainingacross our portfolio,without the need to acquire another development site or externalasset.This is a materialoompetltlve advantage over other realestate lnwstors. o mitigate our capitalmarkets risk is to move with ies arise and maintain access to multiple portions actively accessing the construction loan,mortgage markets,we maintain strongcapitalavailability for We also have a clear,short-term roadmap to unlocking shareholder value In our recent development projects.Through the stabilization of ourrecentlycompleted projects,we can generate further cash not operatingIncome growth of 47%,1ncroasnl g our current annualized fourth quarter NOIof $156 million to $232 million,which e)O)ludes eny future developments,aoqulsitlons,or NOIgenerated from the Seaport District. tial bond offering in 2013, ematerial improvements profile. Our total assets 8% from $3.6 billion to $6.4 ur operating asset segment 6% from $1.1billion to 2.6 l assets. During this period e have maintained disclpHnc ing strategy. the time of our$800 million bond offeringin solidated net debt to net book capitalization of proved our unencumbered assets base such that d realestate assets are unencumbered. Of our associated with our income-producing operatlng t represents only 56% of depreciated book value arket value basis.We also receiwd an upgrade on nd issue from S&P to B+. nificant progress improvingthefinancialprofli e of our satisfied with ourc urrent ratings and believe that we makemeaningfulimprovements to our creelit profile. municate this progress with our debt investors and eive better recognition for the company's strong

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"iPic is a nattra/ fit for New York and New Yorket'S, and we are excited to enhance the redevelopment of such an Iconic destination as the South Street Seaport.• HAMID HASHEMI President and CEO, /Pic Entertainment o EXCITED PART OF THE LIZATION OF RIED SEAPORT ICT THAT IS NG A HUB FOR G-EDGE FOOD TS IN LOWER HATTAN... AVID CHANG

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"I canY tell you how happy we are to be a patt of the Columbia commiHiity and how excited we are to have OfXItled a store here.• SCOTT ALLSHOUSE Mid-Atlantic Region President, Whole Foods Market

"'hotel Is on to tha andng is hotel at tha for upscal&, s in 7he ch has andous y&afS.•

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VILLAGE IS CREATING COMMUNITY IN THE "The design for Ae'o Is indicative of Watd 1111/age and its bold vision of the future.We are delighted to enhance these perceptions of place through the architecture to set the stage for an active, healthy and engaged lifestyle.• T OF HONOLULU THAT LIKE ANYTHING THAT ISTS IN HAWAI1 1.11 tion of world class architecture, a walkable PETER BOHLIN Founding Design Principal, Bohlin Cywinski Jackson and an authentic district of h/fll qusllty shops, entertslnment offerings makas Ward VIllage a stination and the place to be in Honolulu. NOBU MMSUHISA Chef and Restaurateur

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f ' • ' • )(' HONOLULU ":fBIENNIAL 2017 Presented by lhe Howard Hughes Corporation and the Honolulu Biennial Foundation UB • ,.. I •••

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"This is the company that I ammost proud of because it didn't exist before, and I get real satisfaction from building something from scratch that creates meaningful long tenn value...It is an investment that we intend to hold forever. This is a company with the current team that has unlimited possibilities." BILL ACKMAN Founder, Pershing Squat& Caplts/ Management Cha/nnan,Tha HowBt'd Hughas Corpotatlon

MAN OF THE BOARD DAVID R.WEINREB, CHIEF EXECUTIVE OFFICER O and R>rt!Ollo MAn't!er of Pershing Square Capital Management, L.P.an SEC reglstered Investment advlser David R. Wei nreb is the Chi tfRxeculivt Officer and a Member oft he Ooard ofOirectorsofThe lf (M'ard TlughesCorporal.ion. K now n forhis passion,t.cnaci tya nd cn trcprcncu rial Sl>i r1i\l•f r. Wcin rd) hasd irCCI.Cd thecom pa ny'seffor ts Si nee i tsemergence in 2010,bu ildinga por tfoliO or q uare i$ aoonccntratcd rcscarch-intcnSh.'C ru ndamcntal \'aluci m.'CSt(lr in long andoccasiOnallyShorti m.'CStmcn1:$ someofthem06tsought-afterrealestate in thecountry. His,•ision,leadershipand acumen led ltim tobe honored asthe2013Brnst and Yotmg Hntrepreneur Of The Year•Award in Reai Hstate for the regl.on.ln2012, hewas namedasoneoftheTop200CHOs in the U.S.by HxecHank and in 2015he was listed in the 2015Cornmercial Obser,·er PoY --er ]()()as one oflOO mOO poY --erful peopleinNew York City real t'State. A real estate inc:lust ryvetemn lbr 0\'Cr 30 yea rs, Mr. \\i!in rcbspcnt17 )"Cars as Chainnan and CEO ofTPMC Realty Coq..lOratkm, a company hebu ill in toa m ul ti-facet.a:J i n vestmen tfi rm l> rior t.o join ingThe I Towa rd I Iughcs Corl)()ration.l.ocated in Dallas,Texas,TPMC.whose t.cna n t r(l6ter included many Fortu ne500oompanies,speci.ali7.ed in theaoq uiSitkm and rcJ)C)$itkmingor u ndcrperfor ming real estate and realestate related assets across the U nited States. In add ition to devclopmcnolw nershi p and ma nagemen tof real estat.c, the fi rm's activities incl uded mc1.zan inc financi ng and privai.C <XJ U i ty i n VC'Sting. Mr.Welnrebattended NewYork Unh'ersityand began hIs realestatecareer In the late1980s In NewYork City.He Is a memberof the International Council ofShopping Centers and the Urban Land Institute. He alsosen'eson the Ad,•isory Cotmcil of the Lusk Center for Realllstateat the Un.i,-crsityofSout hcrnCalifor n_ia. His philanth ropic interests arc both local and n.atkm.a L GRANT HERLITZ. PRESIDENT Mr. Herlitz oversees the dailyoperation and works closely with the CEO in driving strategy for the company. Previously, Mr. Herlitz was President and Chief Financial Officer ofTPMCRealty Corporation. He joined TJ'MC In 2QOO as Vice President of lm'estments using his varied financial and managementexperience tosition himself for multiple roles within the company. DAVID O'RER.LY, CHIEF FINANCIAL OFFICER David O'Reil ly joined The I Towa rd Tlughcs Cor poration in October 2016 as the Chief Pina nciai ORlcer. lie iS rcSJ)()OSiJic for ma naging the quare, Mr.Ackman co-founded Gotham Partners Management Co., LLC. an investment adviser that managed dge r u nd port11oli0$.Prior to Gotham Pa rtners, Mr.Ackman began hi$ career in real C9tatc i.n\'CStmcntbMkingat Inc. Mr.Ackman receh·ed an MBA from the Han-ard BusinessSchool and a Bachelor of Arts m't!na ctun laude oftheboardofThe Howard HughesCorpomtion (.NYSH: HHC).He Is aTrusteeof the PershlngSquareFoundation, ustcC$ atTheRockcrclcl r Unh.'C rSity and the Boardor Dean's AdviSorsor the lla rvard 8USiOC$S School. a nd Ch icfExcc utive QftlceroflhcGcorgct.own Com l)a ny,a1> rivatcly-held rcaI estate i n vestmen ta nd developmen t k City. lie bheen wi th The Georgetown Company since 1990, and since that time bheen in\'Oived wi th the downership oro,-er 20 million square feetof commercial realestate prqjects throughout the United States. oard member ofSC\-cral civic and cul tu ml institu ti<ms. He is Co-Chair man or the Park A\-cnucA r mC)ry and Co· d HousingAdvisoryBoardHeis also a trustee of the Hnterprise Foundation and the WexnerCenter for the Arts. cum laude from Brown Unh-ersityand reoeh-ed his MBAfrom the \Vhartm School. Rxecuti ve Officer of J\r.w Capi tal Management, L.P. t'A P.Wj and Chairman of J\r.w Europe. t\EW provides gcmcn t'SCrvires to in VC!;i.Or'S ""'Or1d""ide. t\EW and i t'S affiliates m anagcovcr $60 billion of real cstateas'SCL'S and com pany''S in vc<&tmcn t and financial 'Strategy, ""'Orki ng wi th the CX<X:utivc t.cam to unlock mean ingf u I long-term val ue acro'S'S the oom pany''S pOr tfolio. Prior to joining The I Iowa rd I Iughes Coq)()ration, M r. O'Reill y served as Executive Vice Presiden t, Chief I n vcstmcn t Officer or Park-way Properties,Inc.-aNew York Stock Rxchange-traded real e:tate investment trust focused on office properli es. PETER F.RILEY, GENERAL COUNSEL Mr. Riley has over 30 years of experience, wotklng In both the public and private sector. Prior to joining the company, &ndsinoo 2004Mr. Ri ley WI}) a pa.rlner at K&·LGat:c'S Ll.Pwi t.h a'Signi fican t focus on la.'C a'!) ct'S or f und form al.ion,join t ven tu re'S and the acq u l<il t.ion,dispositiOn, opcrat.i()n a.ncl fina ncingofroo l cstat.c:aMcts. Previousl y,M r. Ri l<.y led the tax depa r tmen tal Kell y,I Ta r t& I Tallma n, and wasSeniorTax Counselut SimpsonThacher & Bartlett. yof the v.--orld's leading institutional and prh·ate in"-estors. der oroverseas Strategic Consulting. Ltd.("'SC"), and has beenTreasurer and Managing Director since1992. nsullingflmt lhot provides publi c infbrm rd.i on services to •nuntJer of cl ients worldwide,i ncl udi ngt hc Uni ted onal Development, The WOrld Bank, The A.slanDe,dopment Bank and hostgo,-ernments. He has h.adextensi"-e erience as a lawyer in the Held ,i nvtstor,and ad visor to real estate development f1m1s. f Executive Officer of Arc hstone,one of the world's largest apa r tmen tcom pa n iefrom Ja nua ry 1997 u nti I his 3. Prior t.o th al,. he waSJ\ rch stonc's Ch icf In vcstmcn t Officer f rom 1995t.o 1997. U nder his le::r:Jcrshi p.1\rch stone ed owner of apartments In secondary and tertiarycities tobeoomtngthe largest publicly tradedowner ofmban natiOn'spremicrcities. During hiS 36-)-ca rcarcer in the apartment busi.ness,Mr.Sellers has been responsi ble lbr n and operation of over S40bi II ion of apa rt.men tcom mun itics in over 50 d ifferen tc ities across the U n i tcd States. ainnanofthe National AssoclationofRealllstate lm'estmentTrusts fromNo,'e!Mer2005to November 2006. xecutive Managing Director and Founder of New \\'orld Realt)'Advisors, a real estate investment and g in real estate rcstr uct urings, development and finance. Ea rlier in hi$ ca reer, M r. S hcpsman, a CPA Kenneth LeventltalandCompany andof Ernst& Young·s Real Estate Practice. ry retail \'eter·an whoser,-ed as Non-Hxecuti"-e Chairmanofthe BoardorDtrectorsofthe Neiman Marcus 013. He was the Chief Bxecuth'e Officer of Neiman Marcus Croup from 2004 to 2010, Chief Bxecuth·e Stores from 1994 to 2007 and Chier Hxecutive Officer of BergdorfGoodman from 1990 to 1994.1'rior to of Saks Fifth A'-enue from 1980 to 1990. Mr.Tansky's philanthropic interests are both local and national. credited with t ransfor ming New Yor k's skyline d uring her more than 32 yea rs in t he rea l estate ind ustr y. for over 98 million square feet of oommerclal tr·ansactions, and her deals ha"-e anchored more than 14.4 construction in the New York region.Ms.Tighe has been CEO ofCBRB's New YorkTri-State region since ately 2,500employees. ln January 2010,Ms.Tighe was named Chairman of the Jteal Estate Board of New old this sition in REBNY"s ll4--)-ear history and the first broker in 30 years.

HHC Annual Review 2016

Together We Make Extraordinary


MakeExtraordinary
Howard Hughes.
NEW YORK STOCK EXCHANGE
MakeExtraordinary
Howard Hughes.
TUESDAY
10

"This is the company that I am most proud of because it didn't exist before, and I get real satisfaction from building something from scratch that creates meaningful long term value... It is an investment that we intend to hold forever. This is a company with the current team that has unlimited possibilities."

BILL ACKMAN

Founder, Pershing Square Capital Management
Chairman, The Howard Hughes Corporation

90

91

BOARD OF DIRECTORS

WILLIAM ACKMAN, CHAIRMAN OF THE BOARD

William Ackman is the CEO and Portfolio Manager of Pershing Square Capital Management, L.P., an SEC registered investment adviser founded in 2003. Pershing Square is a concentrated research-intensive fundamental value investor in long and occasionally short investments in the public markets.

Prior to forming Pershing Square, Mr. Ackman co-founded Gotham Partners Management Co., LLC, an investment adviser that managed public and private equity hedge fund portfolios. Prior to Gotham Partners, Mr. Ackman began his career in real estate investment banking at Ackman Brothers & Singer, Inc. Mr. Ackman received an MBA from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

Mr. Ackman is the Chairman of the board of The Howard Hughes Corporation (NYSE: HHC). He is a Trustee of the Pershing Square Foundation, a member of the Board of Trustees at The Rockefeller University and the Board of Dean's Advisors of the Harvard Business School.

ADAM FLATTO

Adam Flatto is the President and Chief Executive Officer of the Georgetown Company, a privately-held real estate investment and development company based in New York City. He has been with The Georgetown Company since 1990, and since that time has been involved with the development, acquisition and ownership of over 20 million square feet of commercial real estate projects throughout the United States.
Mr. Flatto is a trustee and board member of several civic and cultural institutions. He is Co-Chairman of the Park Avenue Armory and Co-Chairman of the Robin Hood Housing Advisory Board. He is also a trustee of the Enterprise Foundation and the Wexner Center for the Arts. Mr. Flatto graduated magna cum laude from Brown University and received his MBA from the Wharton School.

JEFFREY FURBER

Jeffrey Furber is the Chief Executive Officer of AEW Capital Management, L.P. ("AEW") and Chairman of AEW Europe. AEW provides real estate investment management services to investors worldwide. AEW and its affiliates manage over $60 billion of real estate assets and securities on behalf of many of the world's leading institutional and private investors.

ALLEN MODEL

Allen Model is the Co-Founder of Overseas Strategic Consulting, Ltd. ("OSC"), and has been Treasurer and Managing Director since 1992. OSC is an international consulting firm that provides public information services to a number of clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. He has had extensive real estate development experience as a lawyer in the field, investor, and advisor to real estate development firms.

SCOT SELLERS

Scot Sellers served as Chief Executive Officer of Archstone, one of the world's largest apartment companies, from January 1997 until his retirement in February 2013. Prior to that, he was Archstone's Chief Investment Officer from 1995 to 1997. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities to becoming the largest publicly traded owner of urban high-rise apartments in the nation's premier cities. During his 36-year career in the apartment business, Mr. Sellers has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers served as the Chairman of the National Association of Real Estate Investment Trusts from November 2005 to November 2006.

STEVEN SHEPSMAN

Steven Shepsman is an Executive Managing Director and Founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Earlier in his career, Mr. Shepsman, a CPA, was a Managing Partner of Kenneth Leventhal and Company and of Ernst & Young's Real Estate Practice.

BURTON M. TANSKY

Burton M. Tansky is a luxury retail veteran who served as Non-Executive Chairman of the Board of Directors of the Neiman Marcus Group, Inc. from 2010 to 2013. He was the Chief Executive Officer of Neiman Marcus Group from 2004 to 2010, Chief Executive Officer of Neiman Marcus Stores from 1994 to 2007 and Chief Executive Officer of Bergdorf Goodman from 1990 to 1994. Prior to that, he was the President of Saks Fifth Avenue from 1980 to 1990. Mr. Tansky's philanthropic interests are both local and national.

MARY ANN TIGHE

Mary Ann Tighe has been credited with transforming New York's skyline during her more than 32 years in the real estate industry. She has been responsible for over 98 million square feet of commercial transactions, and her deals have anchored more than 14.4 million square feet of new construction in the New York region. Ms. Tighe has been CEO of CBRE's New York Tri-State region since 2002, a region of approximately 2,500 employees. In January 2010, Ms. Tighe was named Chairman of the Real Estate Board of New York, the first woman to hold this position in REBNY's 114-year history and the first broker in 30 years.

DAVID R. WEINREB

See corporate officers.

Howard Hughes.

CORPORATE OFFICERS

DAVID R. WEINREB, CHIEF EXECUTIVE OFFICER

David R. Weinreb is the Chief Executive Officer and a Member of the Board of Directors of The Howard Hughes Corporation. Known for his passion, tenacity and entrepreneurial spirit, Mr. Weinreb has directed the company's efforts since its emergence in 2010, building a portfolio of some of the most sought-after real estate in the country. His vision, leadership and acumen led him to be honored as the 2013 Ernst and Young Entrepreneur Of The Year® Award in Real Estate for the region. In 2012, he was named as one of the Top 200 CEOs in the U.S. by ExecRank and in 2015 he was listed in the 2015 Commercial Observer Power 100 as one of 100 most powerful people in New York City real estate.

A real estate industry veteran for over 30 years, Mr. Weinreb spent 17 years as Chairman and CEO of TPMC Realty Corporation, a company he built into a multi-faceted investment firm prior to joining The Howard Hughes Corporation. Located in Dallas, Texas, TPMC, whose tenant roster included many Fortune 500 companies, specialized in the acquisition and repositioning of underperforming real estate and real estate related assets across the United States. In addition to development, ownership and management of real estate, the firm's activities included mezzanine financing and private equity investing.

Mr. Weinreb attended New York University and began his real estate career in the late 1980s in New York City. He is a member of the International Council of Shopping Centers and the Urban Land Institute. He also serves on the Advisory Council of the Lusk Center for Real Estate at the University of Southern California. His philanthropic interests are both local and national.

GRANT HERLITZ, PRESIDENT

Mr. Herlitz oversees the daily operation and works closely with the CEO in driving strategy for the company. Previously, Mr. Herlitz was President and Chief Financial Officer of TPMC Realty Corporation. He joined TPMC in 2000 as Vice President of Investments using his varied financial and management experience to position himself for multiple roles within the company.

DAVID O'REILLY, CHIEF FINANCIAL OFFICER

David O'Reilly joined The Howard Hughes Corporation in October 2016 as the Chief Financial Officer. He is responsible for managing the company's investment and financial strategy, working with the executive team to unlock meaningful long-term value across the company's portfolio. Prior to joining The Howard Hughes Corporation, Mr. O'Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc. - a New York Stock Exchange-traded real estate investment trust focused on office properties.

PETER F. RILEY, GENERAL COUNSEL

Mr. Riley has over 30 years of experience, working in both the public and private sector. Prior to joining the company, and since 2004, Mr. Riley was a partner at K&L Gates LLP with a significant focus on tax aspects of fund formation, joint ventures and the acquisition, disposition, operation and financing of real estate assets. Previously, Mr. Riley led the tax department at Kelly, Hart & Hallman, and was Senior Tax Counsel at Simpson Thacher & Bartlett.